Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2013 RESULTS

▪	Hawaii migration strategy advances with closing of Pearl Highlands Center and sales of Mainland commercial properties

▪	Leasing Net Operating Income (NOI) improves 9% to $17.5 million[1]; operating profit up 10% to $11.2 million

▪	Value creating investment in Kahala Avenue portfolio

▪	Agribusiness performance lower as anticipated

▪	Grace Pacific acquisition closes on October 1, 2013

Honolulu (November 7, 2013) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced adjusted net income for the third quarter of 2013 of $5.6 million, or $0.131 per diluted share, compared to adjusted net income for the third quarter of 2012 of $13.8 million, or $0.321 per diluted share. Adjusted net income for the third quarter of 2013 excludes $1.2 million, or $0.03 per diluted share, of professional services and other costs related to the acquisition of Grace Pacific LLC, which was completed on October 1, 2013. Adjusted net income for the third quarter of 2012 excludes $0.4 million, or $0.01 per diluted share, of professional fees and costs associated with the separation of A&B and Matson, Inc. Including these charges, net income for the third quarter of 2013 was $4.4 million, or $0.10 per diluted share, compared to $13.4 million, or $0.31 per diluted share, for the third quarter of 2012. Revenue for the third quarter of 2013 was $72.2 million compared to revenue of $91.3 million last year, due to the timing of sugar voyages.
"We generated favorable core operating performance in real estate in the third quarter, with operating profit in both our Leasing and Development and Sales segments better than the third quarter of 2012," said Stanley M. Kuriyama, A&B chairman and chief executive officer. "The improvement in operating performance already reflects a non-cash write down we took in connection with our taking control of The Shops at Kukui’ula retail center on Kauai, which will now be added to our commercial portfolio. Absent that write down, the Company's adjusted earnings per share for the quarter would have been $0.22 versus $0.131. Third quarter results also reflect the anticipated decline in Agribusiness operating profit, resulting from the timing of sugar voyages and lower sugar prices."

"Leasing continues to generate strong results, posting a 9% increase in NOI1 and a 10% increase in operating profit," continued Kuriyama. "With the closing of Pearl Highlands in September, A&B significantly increased its Hawaii square footage and became the state’s second largest owner of retail properties."
"A highlight in the quarter was our September acquisition of a portfolio of 27 Kahala Avenue properties on Oahu," said Kuriyama. "Initial sales interest has been favorable, although we are still very early in the sales process."
"Importantly, on October 1, we closed on the acquisition of Grace Pacific, extending and enhancing our community building capabilities to encompass infrastructure work, for which a steady and growing need exists in Hawaii. With Grace, we increase our ability to leverage Hawaii’s improving economy and real estate markets, and materially strengthen our financial profile and flexibility, while also enabling us to initiate a modest quarterly dividend," noted Kuriyama.
"All in all, we are making good progress on key post-separation strategies: expanding our presence in Hawaii through attractive investment opportunities and migrating our Mainland commercial portfolio to Hawaii," concluded Kuriyama.

THIRD QUARTER FINANCIAL RESULTS
Real Estate Leasing segment operating profit for the third quarter was $11.2 million, up 9.8% compared to last year, primarily due to the net effect and timing of acquisitions and sales and higher overall occupancy. Third quarter 2013 occupancy for the Hawaii and Mainland portfolios increased to 93% and 96%, respectively, compared to 93% for each of the portfolios for the third quarter of 2012. NOI for the third quarter of 2013 increased to $17.5 million, compared to $16.0 million last year1. Expansion of the Hawaii portfolio with the addition of Waianae Mall in January, Napili Plaza in May and Pearl Highlands Center in September was the primary driver of the 9.4% increase in NOI1 over last year.
The third quarter 2013 operating profit for the Real Estate Development and Sales segment was $4.6 million, compared to $3.3 million in last year’s third quarter. Sales for the quarter, inclusive of joint venture sales, consisted of the sales of two Mainland commercial properties (Centennial Plaza in Utah, and Issaquah Office Center in Washington), a 209-acre non-core parcel to the County of Maui, a Kahala Avenue lot, two lots at Kukui’ula, one residential unit at Kai Malu (Wailea) and four residential units at Ka Milo on the Big Island. The gains on these sales were partially offset by the previously announced $6.3 million non-cash write down taken in the third quarter as the result of the Company taking control of The Shops at Kukui’ula retail center on Kauai, which will now be added to the Company’s commercial portfolio.
Agribusiness operating profit for the third quarter of 2013 was $2.2 million, compared to $9.1 million last year, principally due to lower raw sugar margins resulting from one less sugar voyage and lower sugar prices in the third quarter of 2013 compared to last year. Power and molasses sales margins were also lower in the quarter compared to the third quarter of 2012. The Company continues to expect that Agribusiness will operate on a break-even basis for the second half of 2013, generating a loss in the fourth quarter.
Interest expense was $4.2 million in the third quarter of 2013, compared to $3.6 million in the third quarter of 2012, primarily due to $79 million of debt assumed with the acquisitions of Waianae Mall and Pearl Highlands Center, as well as a $100 million draw down of the Company’s Prudential private shelf facility in September, which has a weighted average rate of 4.01%.
Corporate expenses were $3.4 million for the third quarter of 2013 compared to $3.0 million last year, due primarily to higher compensation and benefits expenses, partially offset by higher other income. In addition, the Company incurred $2.0 million of costs related to the acquisition of Grace Pacific in the third quarter of 2013, compared to $0.7 million of separation-related costs in the third quarter of 2012.

YEAR-TO-DATE FINANCIAL RESULTS
Net income for the nine months ended September 30, 2013 was $14.4 million, or $0.33 per diluted share, compared to net income of $11.8 million, or $0.28 per diluted share, for the nine months ended September 30, 2012. Revenue for the nine months ended September 30, 2013 and 2012 were $182.1 million and $202.1 million, respectively. The decrease in revenue was primarily due to the timing of sugar voyages.

ANALYSIS OF FINANCIAL RESULTS

REAL ESTATE
Real Estate Leasing and Development and Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development and Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

REAL ESTATE LEASING – THIRD QUARTER OF 2013 COMPARED TO 2012

	Quarter Ended September 30,
(dollars in millions)	2013	2012	Change
Revenue	$27.5	$24.9	10.4%
Operating profit	$11.2	$10.2	9.8%
Operating profit margin	40.7%	41.0%
Average occupancy rates:
Mainland	96%	93%
Hawaii	93%	93%
Total	95%	93%

	At September 30,
	2013	2012
Leasable space (million sq. ft.) — improved
Mainland	5.9	6.5
Hawaii	2.2	1.4

Real Estate Leasing segment revenue and operating profit for the third quarter of 2013 were 10.4% and 9.8% higher, respectively, than 2012, primarily due to sales and acquisition activity, and higher overall occupancy.
NOI for the quarter increased by 9.4%1 due to the expansion of the Hawaii portfolio with the addition of Waianae Mall in February 2013, Napili Plaza in May 2013 and Pearl Highlands Center in September 2013, partially offset by the sale of Northpoint Industrial in January 2013.

REAL ESTATE LEASING – FIRST NINE MONTHS OF 2013 COMPARED TO 2012

	Nine Months Ended September 30,
(dollars in millions)	2013	2012	Change
Revenue	$80.0	$75.9	5.4%
Operating profit	$32.7	$31.4	4.1%
Operating profit margin	40.9%	41.4%
Average occupancy rates:
Mainland	95%	93%
Hawaii	92%	92%
Total	95%	93%

Real Estate Leasing segment revenue and operating profit for the nine months ended September 30, 2013 were 5.4% and 4.1% higher, respectively, than 2012, primarily due to sales and acquisition activity, and higher overall occupancy.

REAL ESTATE DEVELOPMENT AND SALES – THIRD QUARTER AND FIRST NINE MONTHS OF 2013 COMPARED TO 2012

	Quarter Ended September 30,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$37.3	$—	—%
Development sales revenue	4.4	—	—%
Unimproved/other property sales revenue	5.7	8.4	(32.1)%
Total revenue	47.4	8.4	6X
Operating profit before joint ventures and write down	10.2	4.4	131.8%
Write down of The Shops of Kukui'ula	(6.3)	—	—%
Earnings (loss) from joint ventures	0.7	(1.1)	NM
Total operating profit	$4.6	$3.3	39.4%
Operating profit margin	9.7%	39.3%

	Nine Months Ended September 30,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$52.2	$5.0	10X
Development sales revenue	4.4	8.1	(45.7)%
Unimproved/other property sales revenue	7.6	13.7	(44.5)%
Total revenue	64.2	26.8	139.6%
Operating profit before joint ventures and impairment	10.8	7.8	38.5%
Impairment and equity loss related to joint venture investments	(6.3)	(9.8)	(35.7)%
Earnings (loss) from joint ventures	1.8	(3.7)	NM
Total operating profit (loss)	$6.3	$(5.7)	NM
Operating profit margin	9.8%	NM

Third quarter 2013: Revenue was $47.4 million and was related primarily to the sales of Centennial Plaza (UT) and Issaquah Office Center (WA), a 209-acre non-core Maui parcel, and a residential parcel on Oahu. Operating profit was $4.6 million and also included development fees, interest income, and joint venture resort residential sales of two lots on Kauai, one unit on Maui, and four units on Hawaii island, as well as a $6.3 million non-cash write down recognized in connection with the Company taking control of The Shops at Kukui'ula and $1.6 million of acquisition and due diligence costs related to the purchase of Pearl Highlands Center.
First nine months 2013: Revenue and operating profit were $64.2 million and $6.3 million, respectively, and in addition to the drivers described for third quarter 2013, included the sale of a California industrial property and a 29-acre non-core Maui parcel. Operating profit also included the sales of joint venture resort residential units, including five lots and two cottages on Kauai, six units on Maui, and eight units on Hawaii island, partially offset by The Shops at Kukui'ula, due diligence costs related to acquisition activities and joint venture expenses.

Third quarter 2012: Revenue was $8.4 million and was principally related to the sale of 286 acres of non-core land on Maui. Operating profit also included joint venture sales of a residential lot and two cottages on Kauai and a residential unit on the island of Hawaii, which were offset by joint venture expenses.
First nine months 2012: Revenue for the first nine months of 2012 was $26.8 million and, in addition to the sales described for the third quarter 2012, included the sales of a 4.1-acre parcel at Maui Business Park II, two leased fee parcels on Maui, two residential units on Oahu, a California office property, a 79-acre non-core parcel on Maui, and joint venture sales of a parcel and a cottage on Kauai and four residential units on Hawaii island. The margin on these sales was partially offset by $9.8 million of impairment charges in the second quarter of 2012, related to the Company’s Santa Barbara and Bakersfield development projects in California, resulting from the Company’s change in its post-separation development strategy to focus on development projects in Hawaii, as well as joint venture expenses.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

AGRIBUSINESS – THIRD QUARTER OF 2013 COMPARED TO 2012

	Quarter Ended September 30,
(dollars in millions)	2013	2012	Change
Revenue	$35.9	$67.9	(47.1)%
Operating profit	$2.2	$9.1	(75.8)%
Operating profit margin	6.1%	13.4%
Tons sugar produced	64,000	78,200	(18.2)%
Tons sugar sold (raw and specialty sugar)	35,800	72,400	(50.6)%

Agribusiness revenue for the third quarter of 2013 decreased $32.0 million, or 47.1%, compared to the third quarter of 2012. The decrease was primarily due to lower raw sugar revenue resulting from one less sugar voyage and lower sugar prices, lower power and trucking revenue, and lower specialty sugar and molasses sales.
Operating profit for the third quarter of 2013 decreased $6.9 million compared to the third quarter of 2012. The decrease was principally due to lower raw sugar margin resulting from one less voyage and lower sugar prices, and lower power and molasses sales margins.

Sugar production for the third quarter of 2013 was 18.2% lower than the third quarter of 2012 due to a lower number of acres harvested during the quarter, partially offset by higher yields. Sugar volume sold was 50.6% lower for the same period due to one completed raw sugar voyage in the quarter as compared to two raw sugar voyages delivered in the third quarter of 2012.

AGRIBUSINESS – FIRST NINE MONTHS OF 2013 COMPARED TO 2012

	Nine Months Ended September 30,
(dollars in millions)	2013	2012	Change
Revenue	$94.1	$121.4	(22.5)%
Operating profit	$14.3	$19.6	(27.0)%
Operating profit margin	15.2%	16.1%
Tons sugar produced	138,600	137,500	0.8%
Tons sugar sold (raw and specialty sugar)	72,200	108,400	(33.4)%

Agribusiness revenue for the first nine months of 2013 decreased $27.3 million, or 22.5%, compared with the first nine months of 2012. The decrease was due to lower raw sugar revenue due to one less sugar voyage in 2013 as compared to 2012, lower trucking revenue, lower specialty sugar sales, and lower power revenue, partially offset by higher charter revenue.
Operating profit for the first nine months of 2013 decreased $5.3 million compared to the first nine months of 2012. The decrease was primarily due to lower raw sugar margin due to the completion of one less sugar voyage in 2013 as compared to 2012, and lower power and molasses margins, partially offset by higher charter margin.
    Year-to-date sugar production was modestly higher, compared to 2012. Tons of sugar sold was 33.4% lower in 2013 than in 2012, due principally to two sugar voyages completed in 2013 as compared to three completed sugar voyages in 2012.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a premier Hawaii company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising eight million square feet of leasable space in Hawaii and the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest natural materials and infrastructure construction company and asphalt paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
____________________________
1 See pages 9 and 10 for a discussion of management's use of non-GAAP financial measures and required reconciliations from non-GAAP measures to GAAP measures.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three-months ended September 30, 2013 and 2012 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of 1) one-time advisory, legal, equity conversion and other expenses that were incurred to acquire Grace Pacific LLC and to effect the separation of the Company from Matson, Inc., and 2) a write down taken in connection with taking control of The Shops at Kukui'ula, provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended
	September 30,
(dollars in millions, except per share amounts, unaudited)	2013	2012
Net income	$4.4	$13.4
Professional service and other expenses incurred to acquire Grace Pacific LLC	2.0	—
Professional service and other expenses incurred to effect separation	—	0.4
Charge to convert pre-separation stock options to A&B-only shares	—	0.3
Income tax effect of adjusting items	(0.8)	(0.3)
Adjusted net income	$5.6	13.8

Diluted earnings per share, net income	$0.10	$0.31

Professional service and other expenses incurred to acquire Grace Pacific LLC	0.05	—
Professional service and other expenses incurred to effect separation	—	0.01
Charge to convert pre-separation stock options to A&B-only shares	—	0.01
Income tax effect of adjusting items	(0.02)	(0.01)
Diluted earnings per share, adjusted net income	$0.13	$0.32
Non-cash write down taken in connection with taking control of The Shops at Kukui'ula	0.09	—
Diluted earnings per share, adjusted net income excluding The Shops write down	$0.22	$0.32

The Company presents NOI, which is a non-GAAP measure derived from real estate leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the real estate leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A required reconciliation of real estate leasing operating profit to real estate leasing segment NOI is as follows:

	Three Months Ended
	September 30,
(dollars in millions, unaudited)	2013	2012	Percent Change
Real Estate Leasing segment operating profit before discontinued operations	$11.2	$10.2
Less amounts reported in discontinued operations (pre-tax)	(0.7)	(1.0)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$10.5	$9.2
Adjustments:
Depreciation and amortization	$6.0	$5.5
Straight-line lease adjustments	(0.5)	(0.4)
General and administrative expenses	0.8	0.7
Discontinued operations	0.7	1.0
Real Estate Leasing segment NOI	$17.5	$16.0	9.4%

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue:	2013	2012	2013	2012
Real Estate[1]:
Leasing	$27.5	$24.9	$80.0	$75.9
Development and Sales	47.4	8.4	64.2	26.8
Less amounts reported in discontinued operations	(38.6)	(1.6)	(56.2)	(13.7)
Agribusiness	35.9	67.9	94.1	121.4
Reconciling item[2]	—	(8.3)	—	(8.3)
Total revenue	$72.2	$91.3	$182.1	$202.1

Operating profit, net income:
Real Estate[1]:
Leasing	$11.2	$10.2	$32.7	$31.4
Development and Sales	4.6	3.3	6.3	(5.7)
Less amounts reported in discontinued operations	(8.5)	(1.0)	(14.4)	(6.8)
Agribusiness	2.2	9.1	14.3	19.6
Total operating profit	9.5	21.6	38.9	38.5
Interest expense	(4.2)	(3.6)	(11.7)	(11.7)
General corporate expenses	(3.4)	(3.0)	(11.5)	(11.7)
Grace acquisition costs	(2.0)	—	(4.5)	—
Separation costs	—	(0.7)	—	(6.8)
Income (loss) from continuing operations before income taxes	(0.1)	14.3	11.2	8.3
Income tax expense	0.8	1.5	5.7	0.6
Income (loss) from continuing operations	(0.9)	12.8	5.5	7.7
Income from discontinued operations (net of income taxes)	5.3	0.6	8.9	4.1
Net income	$4.4	$13.4	$14.4	$11.8

Basic earnings (loss) per share, continuing operations	$(0.02)	$0.30	$0.13	$0.18
Basic earnings per share, net income	$0.10	$0.31	$0.33	$0.28

Diluted earnings (loss) per share, continuing operations	$(0.02)	$0.30	$0.13	$0.18
Diluted earnings per share, net income	$0.10	$0.31	$0.33	$0.28

Weighted average number of shares outstanding:
Basic	43.1	42.6	43.1	42.5
Diluted	43.8	43.3	43.7	42.7

[1]	Prior year amounts restated for amounts treated as discontinued operations.

[2]
Represents the sale of a 286-acre agricultural parcel in the third quarter of 2012 classified as "Gain on sale of agricultural parcel" in the consolidated statements of income, but reflected as revenue for the segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets	$149.7	$63.4
Investments in affiliates	327.2	319.9
Real estate developments	246.5	144.0
Property, net	1,009.3	838.7
Goodwill	9.2	—
Other assets	103.3	71.3
	$1,845.2	$1,437.3

Liabilities & equity
Current liabilities	$87.5	$69.6
Long-term debt, non-current portion	587.3	220.0
Deferred income taxes	149.3	152.9
Accrued pension and post-retirement benefits	59.5	58.9
Other long-term liabilities	27.2	21.5
Equity	934.4	914.4
	$1,845.2	$1,437.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Nine Months Ended September 30,
	2013	2012

Cash flows used in operating activities:	$(109.4)	$(12.8)

Cash flows used in investing activities:
Capital expenditures	(102.9)	(34.4)
Proceeds from disposal of income-producing properties and other assets	2.3	0.8
Payments for purchases of investments in affiliates	(35.9)	(8.0)
Proceeds from investments in affiliates	3.3	1.8
Cash acquired through consolidation of The Shops at Kukui'ula	0.3	—
Net cash used in investing activities	$(132.9)	$(39.8)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$428.0	$122.0
Payments of long-term debt and deferred financing costs	(196.8)	(231.1)
Proceeds (payments) from line-of-credit agreements, net	13.5	(3.5)
Contributions from Alexander & Baldwin Holdings, Inc.	—	146.0
Proceeds from stock option exercises, including excess tax benefit and tax withholding	0.6	11.6
Net cash provided by financing activities	245.3	45.0
Net increase (decrease) in cash and cash equivalents	$3.0	$(7.6)

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